THOMPSON  ATLANTA   BRUSSELS  CINCINNATI  CLEVELAND  COLUMBUS  DAYTON  NEW YORK  WASHINGTON, D.C.

         HINE

February 2, 2007

StockCar Stocks Mutual Fund, Inc. 2692 Madison Road Cincinnati, OH 45208

Re: StockCar Stocks Mutual Fund, Inc., File Nos. 333-53683 and 811-8791

Gentleman:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 10 to the StockCar Stocks Mutual Fund, Inc. Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 14 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP